Exhibit 23.1

                                          Consent of Independent Auditors


         We consent to the reference to our firm under the caption "Experts" in the Pre-effective Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of TFC Enterprises, Inc. for the registration of 1,135,280 shares of its common stock and to the incorporation by reference therein of our
reports dated February 12, 1998, with respect  to  the   consolidated financial
statements and schedule of TFC Enterprises, Inc. included in its Annual Report (Form 10K and as amended on Forms 10K/A dated April 10, 1998, April 22, 1998 and June 19, 1998) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                                     ERNST & YOUNG LLP


Washington, D.C.
June 16, 1998